Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Michael Arneth or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	marneth@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL REPORTS Q1 EARNINGS

•	Book Value Per Share Up $0.91 From Q4

•	Acquiring new headquarters/operations center

WEST POINT, Georgia, January 26, 2005—Charter Financial Corporation (NASDAQ: CHFN) today reported first-quarter (ended December 31, 2004) net income of $2.9 million, or $0.15 per share, compared with $1.7 million, or $0.09 per share, a year earlier. The current quarter included a $2.6 million pre-tax gain on the sale of Freddie Mac stock while the prior year quarter included a $533,000 pre-tax gain on sale of Freddie Mac stock.

“We continue to focus on our retail franchise and operations,” said Robert L. Johnson, president and chief executive officer. “We are in the process of acquiring a 28,000 sq. ft. headquarters building in West Point, Georgia. We anticipate consolidating personnel from five facilities to improve support of our retail segment. We expect to complete the consolidation of support functions in the new building during the third quarter of fiscal 2005 at a total cost of about $1.5 million. Also, in the retail area, we anticipate opening our new LaGrange branch in the second quarter of fiscal 2005.

“During this period, we were pleased to be able to provide value to our shareholders through the declaration of a special dividend of $2 per share in addition to the regular quarterly dividend of 25 cents,” Johnson said. Book value per share at December 31, 2004 rose to $14.88 from $13.97 at September 30, 2004 primarily due to the increase in accumulated other comprehensive income. This resulted from the rise in the market value of Freddie Mac’s common stock from $65.24 per share at September 30, 2004 to $73.70 per share at December 31, 2004. Capital increased to $290.2 million or 25.7 percent of total assets. CharterBank’s core capital was 9.38 percent at December 31, 2004.

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First quarter net interest income decreased $50,000 from the fourth quarter to $5.6 million, the result of increased short term interest rates.

Noninterest income for the first quarter increased to $3.3 million from $2.0 million in the fourth quarter, primarily because of the $2.6 million pre-tax gain on sale of the Freddie Mac stock in the current quarter compared to $988,000 pre-tax gain in the prior quarter. The gain this year was partially offset by a pre-tax loss of $366,000 on covered calls in the current quarter compared to a pre-tax gain of $11,000 on covered calls in the prior quarter. Most of the loss on covered calls was unrealized.

Noninterest expense was $4.6 million for the first quarter ended December 31, 2004 compared to $4.4 million in the fourth quarter due to higher compensation expense related to the impact of the $2 special dividend on the cost of stock benefits.

Income tax expense rose to $1.4 million in the first quarter compared to $892,000 in the fourth quarter, due to higher pre-tax income. The effective tax rate increased to 32.5 percent in the first quarter versus 26.9 percent for the fourth quarter.

On a consolidated basis, Charter Financial owns 4.6 million shares of Freddie Mac common stock with a pre-tax unrealized gain of approximately $330.5 million at December 31, 2004. On that same date, Charter Financial had assets of $1.1 billion, up $59.0 million from September 30, 2004. Net loans outstanding rose to $317.3 million, up $1.1 million from September 30, 2004. Credit quality remained strong as a reduction in nonaccrual loans enabled Charter Financial to maintain its allowance for loan losses at 1.98 percent of loans with no additional provision.

Retail deposits were $238.2 million compared with $245.5 million at September 30, 2004. Total equity was $290.2 million at December 31, 2004 compared to $272.5 million at September 30, 2004.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. Charter Financial is in the mutual holding structure with First Charter, MHC owning approximately 80% of Charter Financial. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing,

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products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Selected Financial Data (in thousands except share data):

	At December 31, 2004	At December 31, 2003	At September 30, 2004
	Unaudited
Total Assets	$1,127,228	$1,030,716	$1,068,201
Loans Receivable, Net	317,250	299,708	316,151
Mortgage Securities Available for Sale	405,835	409,454	378,357
Freddie Mac Common Stock	336,625	270,051	300,430
Other Investment Securities	13,903	3,938	22,157
Retail Deposits	238,206	223,413	245,463
Core Deposits	122,500	99,555	129,349
Total Deposits	270,241	271,319	279,575
Deferred Income Taxes	125,844	99,109	111,603
Borrowings	422,598	399,242	392,789
Realized Stockholders’ Equity*	87,213	87,444	92,141
Accumulated Other Comprehensive Income**	203,013	161,299	180,359
Total Equity	290,226	248,743	272,500

Book Value per Share	$14.88	$12.80	$13.97
Tangible Book Value per Share	14.57	12.49	13.66

Minority Shares Outstanding	3,650,048	3,569,050	3,648,148
Total Shares Outstanding – at Quarter End	19,507,972	19,426,974	19,506,072
Weighted Average Total Shares Outstanding - Basic	19,506,259	19,410,159	19,437,613
Weighted Average Total Shares Outstanding – Fully Diluted	19,578,844	19,436,341	19,478,037

*	Includes Total Stockholders Equity less Accumulated Other Comprehensive Income.
**	Includes unrealized gains and losses on Freddie Mac common stock and other investment securities adjusted for income taxes at a tax rate of 38.6%

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Selected Operating Data (in thousands except share data):

	Three Months Ended
	December 31,		September 30, 2004
	2004	2003
	Unaudited
Total Interest Income	$10,679	$9,469	$10,239
Total Interest Expense	5,039	4,293	4,549

Net Interest Income	5,640	5,176	5,690
Provision for Loan Losses	—	30	—

Net Interest Income after Provision for Loan Losses	5,640	5,146	5,690
Noninterest Income	3,292	1,547	1,987
Noninterest Expense	4,601	4,399	4,361

Income before Income Taxes	4,331	2,294	3,316
Income Tax Expense	1,407	578	892

Net Income	$2,924	$1,716	$2,424

Earnings per Share	$0.15	$0.09	$0.12
Earnings per Share – Fully Diluted	0.15	0.09	0.12
Cash Dividends per Share***	2.25	0.20	0.25

Net Charge-offs (Recoveries)	213	67	15
Deposit Fees	670	563	689
Gain on Sale of Loans	233	242	255
Gain on Sale of Freddie Mac Common Stock	2,577	533	988
Gain (loss) on Covered Calls Related to Freddie Mac Common Stock	(366)	59	11

***	First Charter, MHC has waived its portion of these dividends, resulting in payment only to the minority stockholders.

Performance Ratios:

	Three Months Ended
	December 31,		September 30, 2004
	2004	2003
	Unaudited
Return on Equity	4.18%	2.89%	3.59%
Return on Assets	1.07	0.67	0.90
Net Interest Margin	2.12	2.07	2.17
Loan Loss Reserve as a % of Total Loans	1.98	2.20	2.05
Loan Loss Reserve as a % of Nonperforming Assets	106.08	101.82	104.83
Nonperforming Assets as a % of Total Loans and REO	1.86	2.15	1.95
Net Chargeoffs (Recoveries) as a % of Average Loans	0.07	0.02	0.01
Nonperforming Assets to Total Assets	0.54	0.64	0.59
Bank Core Capital Ratio	9.38	8.89	9.46
Dividend Payout Ratio	270.43	40.21	36.03
Effective Tax Rate Expense	32.48	25.20	26.91

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